UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 19, 2024

Worksport Ltd.

(Exact Name of Registrant as Specified in its Charter)

Nevada	001-40681	35-2696895
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2500 N America Dr

West Seneca, NY 14224

(Address of principal executive offices)

888-554-8789

(Registrant’s telephone number, including area code)

N/A

(Former Name or former address if changed from last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	WKSP	The Nasdaq Stock Market LLC
Warrants	WKSPW	The Nasdaq Stock Market LLC

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On April 19, 2024, Worksport Ltd. (the “Company”) received written notice from The Nasdaq Stock Market LLC (“Nasdaq”) informing the Company that it had failed to maintain a minimum bid price of at least $1.00 per share for the prior 30 consecutive trading day period from March 7, 2024 to April 18, 2024, based upon the closing bid price for its common stock as required by Nasdaq Listing Rule 5550(a)(2).

Pursuant to Nasdaq Listing Rule 5810(c)(3)(A), the Company has 180 calendar days, or until October 16, 2024, to regain compliance with the minimum bid requirement under Nasdaq Listing Rule 5550(a)(2). During the compliance period, the Company’s common stock will continue to be listed and traded on the Nasdaq Capital Market. To regain compliance, the closing bid price of the Company’s common stock must meet or exceed $1.00 per share for a minimum of 10 consecutive trading days prior to October 16, 2024.

In the event the Company does not regain compliance during the compliance period, the Company may be eligible for an additional 180 calendar days to comply with Nasdaq Listing Rule 5550(a)(2), subject to the Company satisfying the continued listing requirements for the market value of publicly held shares and all other initial listing standards for the Nasdaq Capital Market with the exception of the bid price requirement, subject to Nasdaq’s approval.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORKSPORT LTD.

Date: April 23, 2024	By:	/s/ Steven Rossi
	Name:	Steven Rossi
	Title:	Chief Executive Officer (Principal Executive Officer)